UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934 (Amendment No. )
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SHFL entertainment, Inc.
(Name of Registrant as Specified In Its Charter)
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SHFL entertainment, Inc.

Summary Of Certain Considerations In Regard To Recommendation Of Board Of Directors
To Approve The 2012 Stock Incentive Plan And Advisory Say On Pay Proposal

The following information relates to the recommendation of the Board of Directors (the “Board”) of SHFL entertainment, Inc. (the “Company”) that the shareholders of the Company approve the SHFL entertainment, Inc. 2012 Stock Incentive Plan (the “2012 Stock Plan”) pursuant to Proposal No. 3 (“Proposal No. 3”) in the Company's 2013 proxy statement (the “Proxy Statement”) and that the shareholders of the Company approve, pursuant to Proposal No. 4 (“Proposal No. 4”) in the Proxy Statement, all of the compensation of the Company's named executive officers (the officers named in the Summary Compensation Table of the Proxy Statement).  This information is in addition to the information required to be provided to the Company's shareholders under the applicable proxy disclosure rules.

As noted in the Proxy Statement, in the first six months of fiscal 2012, the Compensation Committee of the Board (the “Committee”) retained the services of Exequity LLP (“Exequity”) to provide market data on base salaries and target percentages for annual cash bonuses and long-term equity incentives for the Company's named executive officers and, in September 2012, the Committee retained the services of Radford, An Aon Hewitt Company (“Radford”) to review the 2012 Stock Plan for consistency with institutional investment preferences (including consistency with the applicable metrics of Institutional Shareholder Services (“ISS”)) and conduct a compensation and equity granting strategy review for the Company.

In evaluating whether to recommend that the Board adopt the 2012 Stock Plan subject to shareholder approval at the Annual Meeting, the Committee considered information provided by Radford about the Company's historical gross burn rate (the number of equity incentive awards granted during a period in proportion to the Company's outstanding shares), issued equity overhang (outstanding equity incentive awards in proportion to the Company's outstanding shares), total equity overhang (outstanding equity incentive awards and shares available for future awards in proportion to the Company's outstanding shares), and the “shareholder value transfer” of the 2012 Stock Plan (the total value of equity grants contemplated under the 2012 Stock Plan divided by the market capitalization of the Company, as determined pursuant to proprietary metrics of ISS).  According to the information provided to the Committee, the Company's gross burn rate for the last fiscal year (2.4% using then year to date data for fiscal 2012) and average gross burn rate for the preceding three years (2.1% for fiscal 2010 through then year to date in fiscal 2012) was below the 25th percentile of its primary peer group as identified on page 32 of the Proxy Statement (3.3% and 2.5%, respectively).  Further, according to the information provided to the Committee, the Company's three-year average gross burn rate was below the 2012 ISS allowable cap for the applicable ISS industry grouping.  The Committee determined in light of these factors among others that it was appropriate to recommend that the Board adopt the 2012 Stock Plan.

At the Committee's request, for fiscal 2012, Exequity, and for fiscal 2013, Radford provided  reports to the Committee with market data on salary, target bonus, and long-term incentives for the Company's named executive officers' roles.  The Committee took the results of the Exequity and Radford reports into account, along with all other relevant considerations, in determining adjustments to executive compensation levels during fiscal 2012 and for fiscal 2013 and in making its determination that the Company's compensation policies for the named executive officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of the Company's shareholders.

Note Regarding Forecasts and Forward-Looking Statements

This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements included herein include without limitation the fact that we do not as a matter of course make public forecasts as to our total shares outstanding or utilization of various equity-based awards due to the unpredictability of the underlying assumptions and estimates. In particular, the information above includes embedded assumptions that are highly dependent on the public trading price of our common stock and other factors that we do not control and, as a result, do not as a matter of practice forecast. The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected utilization forecasts, operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements.  Additional information on risk factors that could potentially affect the Company’s financial results and, therefore, the supplemental information contained herein, may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release.